Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253863 and 333-248873 on Form S-8 and Registration Statement No. 333-260755 on Form S-3 of our report dated March 10, 2022, relating to the financial statements of Dyne Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 10, 2022